EXHIBIT 99.1

CHARTERMAC REPORTS FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS;

13.4% INCREASE IN CASH AVAILABLE FOR DISTRIBUTION PER COMMON SHARE

New York, NY—March 9, 2004—CharterMac (the “Company”) (AMEX: CHC) today announced financial results for its fourth quarter and year ended December 31, 2003.

“CharterMac’s strong results in all four of its core businesses—portfolio investing, real estate fund management, mortgage banking, and credit enhancement—enabled the Company to grow its 2003 Cash Available for Distribution (“CAD”) per share by approximately 13.4% over 2002,” commented Stuart Boesky, Chief Executive Officer of CharterMac. “The Company is proud to have expanded and diversified its revenue sources during the year and to have provided over $2 billion of financing for multifamily housing across the country.”

“One of the year’s most significant moments for CharterMac was the successful culmination of the Company’s acquisition of Related Capital Company (“RCC”),” added Marc Schnitzer, President of CharterMac. “The acquisition has enabled us to internalize management, and we believe that the synergies being realized by the various CharterMac companies have created one of the finest and strongest multifamily finance platforms in the nation.”

Financial Highlights

For the three and twelve months ended December 31, 2003, CharterMac had total revenues of approximately $51.2 million and $152.2 million. CharterMac’s total revenues for the three and twelve months ended December 31, 2003, represent increases of approximately 62.8% and 30.8% as compared to total revenues of approximately $31.5 million and $116.4 million for the three and twelve months ended December 31, 2002, respectively.

For the three and twelve months ended December 31, 2003, CharterMac had net income applicable to shareholders of approximately $13.7 million and $61.2 million, respectively. CharterMac’s net income applicable to shareholders for the three and twelve months ended December 31, 2003, represent increases of approximately 5.7% and 9.6%, as compared to net income applicable to shareholders of approximately $12.9 million and $55.9 million for the three and twelve months ended December 31, 2002, respectively. On a diluted per share basis, net income applicable to shareholders was $0.27 and $1.31 for the three and twelve months ended December 31, 2003, which represents a decrease of approximately 6.9% as compared to net income applicable to shareholders of $0.29 for the three months ended December 31, 2002, and which was equal to net income applicable to shareholders for the twelve months ended December 31, 2002, respectively.

For the three and twelve months ended December 31, 2003, CharterMac’s CAD applicable to shareholders, a performance measure, was approximately $23.3 million and $78.8 million, respectively. CharterMac’s 2003 CAD results represent increases of approximately 42.6% and 24.1%, as compared with approximately $16.4 million and $63.5 million for the three and twelve months ended December 31, 2002, respectively. On a diluted per share basis, CAD applicable to shareholders was $0.46 and $1.69 for the three and twelve months ended December 31, 2003, respectively, representing increases of approximately 24.3% and 13.4% as compared to $0.37 and $1.49 for the three and twelve months ended December 31, 2002, respectively.

Distribution Highlights

CharterMac increased its quarterly distribution three times during 2003, resulting in a total annual distribution increase of approximately 15.6%. CharterMac’s current annualized distribution of $1.48 per share represents a 6.8% yield based upon the $21.90 per share closing price on March 8, 2004. For the year ended December 31, 2003, CharterMac estimates that approximately 92% of its distributions to common shareholders will be federally tax-exempt, resulting in a taxable equivalent yield of approximately 10.1% for a shareholder in a 35% tax bracket.

Portfolio Investing

During the three months ended December 31, 2003, CharterMac acquired revenue bonds totaling approximately $158.9 million in par value. In addition to the revenue bonds, CharterMac entered into $79.4 million in forward funding commitments and escrow obligations for financings totaling approximately $238.3 million in bond par value. These financings were secured by affordable multifamily housing properties aggregating 5,066 units. For the twelve months ended December 31, 2003, CharterMac acquired, entered into, or financed revenue bonds aggregating approximately $517.7 million, secured by over 10,700 units of multifamily housing, representing an approximate 3.0% increase over the face amount of the revenue bonds acquired in 2002.

As of December 31, 2003, CharterMac had ownership interests in taxable and tax-exempt first mortgage revenue bonds and tax-exempt subordinate revenue bonds with a fair value of approximately $1.9 billion, secured by mortgages on over 40,500 multifamily housing units in 24 states and the District of Columbia. The tax-exempt first mortgage revenue bonds have a weighted average interest rate of 6.8%, a weighted average maturity of 35 years, and a weighted average pre-payment lockout of 12 years.

Fund Management

For the year ended December 31, 2003, CharterMac’s new subsidiary, RCC, raised equity totaling approximately $890.4 million, a 14% increase over 2002. The year 2003 was RCC’s strongest year since its inception.

During 2003, RCC acquired 120 properties, which represents an 11.0% increase over RCC’s volume for 2002. Significantly, approximately 28.6% of RCC’s acquisition volume during 2003 was invested in properties that also received tax-exempt financing from CharterMac.

Mortgage Banking

For the three months ended December 31, 2003, PW Funding Inc. (“PWF”), CharterMac’s subsidiary, originated approximately $197.0 million of loans. Total loan originations for the twelve months ended December 31, 2003, were approximately $604.8 million. As of December 31, 2003, PWF serviced a loan portfolio of $4.1 billion, which represents an increase of approximately 28.1% over the portfolio at December 31, 2002.

Credit Enhancement

During the fourth quarter of 2003, CharterMac closed its third transaction to guarantee tax benefits to investors in a partnership benefiting from federal low-income housing tax credits. CharterMac received approximately $2.0 million of its guarantee fee for participation in the transaction at closing. CharterMac will receive an additional $1.0 million in October 2004 and a final payment of approximately $341,000 in April 2005.

For the year ended December 31, 2003, CharterMac completed two credit enhancement transactions, inclusive of the fourth quarter transaction, which generated guarantee fees received in 2003 totaling approximately $5.6 million and will result in additional fees totaling approximately $3.6 million through April 2005, according to the contracted payment schedules.

Management Conference Call

Management will conduct a conference call today to review the Company’s fourth quarter and year-end financial results for the period ended December 31, 2003. The conference call is scheduled for 11:00 a.m. Eastern Time. Callers will be invited to ask questions. Investors, brokers, analysts, and shareholders wishing to participate should call (800) 289-0529. For interested individuals unable to join the conference call, a replay of the call will be available through Saturday, March 13, 2004, at (888) 203-1112 (Passcode 635233) or on our website, www.chartermac.com, through Tuesday, March 23, 2004.

Supplemental Financial Information

For more detailed financial information, please access the Supplemental Financial Package, which will be available in the Investor Relations section of the CharterMac website at www.chartermac.com.

About the Company

CharterMac is one of the nation’s leading full-service multifamily finance companies, providing capital solutions to developers and owners of multifamily rental housing throughout the country and offering quality investment products to institutional and retail investors. Collectively, the Company and its subsidiaries provide financing for every part of a multifamily property’s capital structure. For more information, please visit CharterMac’s website at www.chartermac.com or contact the Shareholder Services Department directly at (800) 831-4826.

CHARTERMAC AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands)

	December 31,
	2003	2002
Revenue Bonds—at fair value	$1,871,009	$1,579,590

Total assets	$2,583,273	$1,852,868

Liabilities:
Financing arrangements	$900,008	$671,659

Preferred shares of subsidiary (subject to mandatory repurchase)	$273,500	$273,500

Notes payable	$153,350	$68,556

Total liabilities	$1,473,416	$821,031

Minority interest in consolidated subsidiary—SCUs	$288,006	$—

Total shareholders’ equity	$817,657	$753,515

	Three Months Ended		Twelve Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02
Total revenues	$51,233	$31,466	$152,210	$116,413
Interest expense	(10,991)	(4,968)	(29,307)	(15,823)
Depreciation and amortization	(5,082)	(2,867)	(11,926)	(8,891)
Loss on impairment of assets	—	(388)	(1,759)	(920)
Operating expenses	(21,291)	(7,161)	(44,973)	(27,687)
Equity in earnings of ARCap	554	554	2,219	2,219
Gain on sales of loans and repayment of revenue bonds	1,692	2,718	7,483	14,568

Income before allocation to preferred shareholders of subsidiary and minority interest	16,115	19,354	73,947	79,879
Income allocated to preferred shareholders of subsidiary	—	(4,725)	(9,449)	(17,266)
Income allocated to special common units	(4,038)	—	(4,038)	—
(Income) loss allocated to minority interest	(132)	(119)	54	(496)
Income allocated to Manager	(880)	(1,263)	(5,338)	(4,928)

Income before provision for income taxes	11,065	13,246	55,176	57,189
Benefit (provision) for income taxes	2,619	(302)	6,072	(1,284)

Net income applicable to shareholders	$13,684	$12,945	$61,248	$55,905

Net income per share:
Basic	$0.27	$0.29	$1.31	$1.31

Diluted	$0.27	$0.29	$1.31	$1.31

Weighted average shares outstanding:
Basic	50,121,357	44,676,079	46,653,270	42,697,195

Diluted	50,256,026	44,752,197	46,735,232	42,768,139

Reconciliation of Net Income to Cash Available for Distribution (“CAD”)(A)

(Dollars in thousands except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02
Net Income allocated to Shareholders	$13,684	$12,945	$61,248	$55,905
Revenues—Amortization	754	866	2,755	2,413
Fees deferred for GAAP	10,333	912	14,924	4,893
Straight line yield	(446)	220	(809)	1,191
Expenses—Amortization	5,082	2,867	11,926	8,891
Loss on impairment of revenue bond	—	388	1,759	920
Gain on sales of loans	(1,073)	(2,504)	(7,749)	(12,972)
Tax adjustment	(4,807)	302	(8,898)	726
Compensation cost—stock options and SCUs	2,161	12	2,282	383
Fees paid to buy down interest rate swaps	(2,350)	—	(2,350)	—
Other, net	(12)	347	3,703	1,165

CAD to Common and CRA Shareholders	$23,326	$16,355	$78,791	$63,515

(A) CharterMac believes that Cash Available for Distribution (“CAD”) is helpful to investors in measuring the performance of our Company. CAD represents net income (computed in accordance with generally accepted accounting principles (“GAAP”)), excluding gains and losses or sales of loans or repayment of revenue bonds, impairment losses and the effect of straight line revenue recognition of interest income on revenue bonds with fixed changes in interest rates, plus depreciation and amortization, plus cash fees received but deferred in accordance with GAAP. Fees recognized for CAD but deferred for GAAP purposes are generally earned over a period of time in connection with certain of our product lines, such as credit enhancement and yield guarantees.

There is no generally accepted methodology for computing CAD, and the Company’s computation of CAD may not be comparable to CAD reported by other companies. CAD does not represent net cash provided by operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance, as an alternative to net cash provided from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indication of our ability to make cash distributions.

Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac’s prospectus supplement dated December 16, 2003, in connection with its recent offering of Series A Convertible Community Reinvestment Act Preferred shares, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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